Pricing Supplement Dated February 8, 2000                    Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                     File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       N/A
Principal Amount:            $10,000,000.00
Agent's Discount
  or Commission:             N/A
Net Proceeds to Company:     $10,000,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                                   Reset Date).
Issue Date:                  02/10/00
Maturity Date:               02/11/02
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
               /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each February 11, May 11, August 11, and November 11.
                        The first interest reset date will be May 11, 2000.
                               The final reset date will be November 11, 2001.
Interest Payment Dates: Each February 11, May 11, August 11, and November 11.
                        commencing May 11, 2000 and ending February 11, 2002.
Index Maturity:         3 Months
Spread (+/-):           +.07%

Day Count Convention:
      /X/ Actual/360 for the period from 02/10/00 to 02/11/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      / / The Notes cannot be repaid prior to the Maturity Date.
      /X/ The Notes can be unconditionally put and repaid at par plus accrued interest, if any, on each Interest Payment Date prior to the
Maturity
          Date at the option of the holder of the Notes upon not less than 21 days, but not more than 29 days written notice to the Company.
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: / /  Principal               / /  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      / / The Notes are beings offered at a fixed initial public offering price of XX% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of XX% of principal amount.